EXHIBIT 23



November 27, 1996









CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Allied Waste Industries, Inc. on Form S-4 Registration # 33-3585 of our report dated September 30, 1996, to the Directors of Laidlaw Inc. on the balance sheets of the Laidlaw Solid Waste Management Group as at August 31, 1995 and 1996 and the statements of operations and cash flows for years ended August 31, 1994, 1995 and 1996, which report is incorporated in the Form 8K/A1.

This letter is provided to securities regulatory authorities pursuant to the requirements of their securities legislation and is not for any other purpose.



/s/ Coopers & Lybrand
Chartered Accountants
Hamilton, Canada